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                                                                   Exhibit 10.37

                                   AMENDMENT

     THIS AMENDMENT is made and entered into as of December 31, 1996 (the "Effective Date"), by and between DUKE UNIVERSITY ("Duke"), a North Carolina not-for-profit corporation, having its principal office at Durham, North Carolina 27708, and SUMMIT MEDICAL SYSTEMS, INC. ("Summit"), a Minnesota corporation, having its principal offices at 10900 Red Circle Drive, Suite 100, Minneapolis, Minnesota 55343-9106.

                                   Recitals
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     WHEREAS, Duke and Summit entered into a License Agreement dated December
29, 1995 (the "License Agreement"), pursuant to which Summit was granted an exclusive license to the Software and Derivative Works (as defined in the License Agreement), with a requirement to grant a sublicense to Cordillera LLC, a Delaware limited liability corporation ("Cordillera");

     WHEREAS, Summit has agreed to acquire Cordillera pursuant to a Reorganization Agreement of even date herewith (the "Reorganization Agreement"), by and among Summit, Cordillera, DR Ware L.L.C. and Duke, which provides for Summit's purchase of all other parties' member units, and options for member units, in Cordillera, and the wind-up and transfer of Cordillera's business to Summit (the "Reorganization");

     WHEREAS, as a result of the Reorganization, certain modifications to the License Agreement are required; and

     WHEREAS, Duke, Summit and the other parties to the Reorganization Agreement have agreed that execution of this Amendment by Summit and Duke is a condition of closing the Reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties do hereby agree:

1.   License Grant.  The first sentence of Section 2.1 of the License Agreement
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is modified by substituting the words "fully-paid" for "royalty-bearing".

2.   Sublicenses.  The second sentence of Section 2.2 of the License Agreement
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is deleted in its entirety.  In addition, at the beginning of the third sentence of Section 2.2 in the License Agreement, the following clauses are deleted: "In addition, subject to the prior written consent of the Joint Venture,".
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3.   Right of First Negotiation.  The right of first negotiation to New
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Technology granted to Summit pursuant to Section 2.7 of the License Agreement shall not extend to any data or databases collected with such New Technology; provided, however, that Duke acknowledges that Summit's license to the Duke Databank discussed in Section 2.6 of the License Agreement shall not in any way be affected by the foregoing.

4.   Running Royalties.  Duke and Summit acknowledge that, as of the Closing
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Date (as that term is defined in the Reorganization Agreement), the license to the Software and Derivative Works granted to Summit in Section 2.1 of the Agreement is fully-paid and that no additional running royalties are due or payable to Duke, Cordillera or any other third party therefor. Accordingly, Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.10 of the License Agreement are deleted in their entirety.

5.   Infringement by Licensed Software.  The second sentence of Section 5.4 of
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the License Agreement is deleted in its entirety and replaced by the following:

     However, in the event there are no running royalties owed to Duke at the time of such a Legal Action, within a reasonable time Duke shall have the option of paying any sum owed to the third party due to such indemnification or, in lieu of such cash payment, of transferring to Summit the equivalent fair market value therefor in the form of (i) the New Warrants (issued pursuant to Section 2.2 of the Reorganization Agreement dated December 31, 1996 by and between Summit, Duke, Cordillera LLC and DR Ware LLC), or any portion thereof that has not been exercised by Duke, (ii) any Summit common stock received by Duke pursuant to its exercise of all or any portion of the New Warrants (the "Duke Securities") which Duke holds, or (iii) the net value realized by Duke for all or any portion of the New Warrants or the Duke Securities which Duke has assigned, sold or otherwise transfered to a third party. The fair market value of the New Warrants and Duke Securities transferred to Summit shall be determined as of the date liability is imposed on Duke under this Section 5.4. Notwithstanding the foregoing, Duke's indemnification obligation under this Section 5.4 shall be limited to the total value of the New Warrants, including any Duke Securities received by Duke pursuant to its exercise thereof that are held by Duke, and the net value realized by Duke for any portion thereof assigned, sold or otherwise transferred to a third party.

In addition, the last sentence of Section 5.4(c) of the License Agreement is deleted in its entirety and replaced by the following:

     In the event there are no running royalties owed to Duke at the time of such a Legal Action, Duke shall transfer to Summit the equivalent fair
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     market value of such license fee payment by Summit to the third party in the form of (i) the New Warrants, or any portion thereof that has not been exercised by Duke, (ii) any Duke Securities that Duke holds, or (iii) the net value realized by Duke for all or any portion of the New Warrants or the Duke Securities which Duke has assigned, sold or otherwise transfered to a third party. The fair market value of the New Warrants and Duke Securities transferred to Summit shall be determined as of the date liability is imposed on Duke under this Section 5.4.

6.   Reserved Duke Use Rights.  Duke's right to a royalty-free license to the
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Site-Specific Products granted in Section 6.3 of the License Agreement shall be modified to also include Summit's Crescendo product, including all commercially available derivative works and new versions thereof, regardless of whether Crescendo is part of Summit's Site-Specific Products or On-Line Products. Notwithstanding the foregoing, Duke shall be required to pay for all consulting, implementation or project management services related to Crescendo, which it requests from Summit, on terms as the parties may then mutually agree. Further, Duke shall use it best efforts to integrate Crescendo with all software and applications currently a part of, or added to, the Duke Medical Center computing systems, so as to ensure Crescendo's continued role as an integral part of the Duke Medical Center's computing systems.

7.   Termination.  Section 7.2(f) of the License Agreement is deleted in its
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entirety.

8.   Assumption of Obligations.  Summit shall assume all obligations and rights
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of Cordillera as expressly stated in the License Agreement, except the audit rights under Section 3.9 thereof which, as to Cordillera, shall be canceled.

9.   Effect of Amendment.  Except as expressly modified herein, the License
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Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in duplicate as of the Effective Date.

DUKE UNIVERSITY                            SUMMIT MEDICAL SYSTEMS, INC.

By_________________________                By______________________________

Name_______________________                Name____________________________

Title______________________                Title___________________________

___________________________                ________________________________